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MetLife Investors USA Insurance Company
MetLife Investors Distribution Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

October 28, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644

Re:    Pre-Effective Amendment No. 1
       MetLife Investors USA Insurance Company
       MetLife Investors USA Separate Account A
       Registration Statement on Form N-4/A (File Nos. 333-152385/811-03365)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, MetLife Investors USA Insurance Company, the depositor, on behalf of itself and MetLife Investors USA Separate Account A , the registrant, and MetLife Distribution Company hereby request that the effective date of the above-referenced pre-effective amendment to the registration statement filed on Form N-4/
A be accelerated and declared effective on November 10, 2008.

By: MetLife Investors USA Insurance Company
(Depositor)

MetLife Investors USA Separate Account A
(Registrant)

By: /s/ Richard C. Pearson
--------------------------
Richard C. Pearson
Vice President and Associate General Counsel

METLIFE INVESTORS DISTRIBUTION COMPANY
(Principal Underwriter)

By: /s/ Richard C. Pearson
--------------------------
Richard C. Pearson
Executive Vice President and Associate General Counsel